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THE RAYMOND CORPORATION AND SUBSIDIARIES

Exhibit 11: Statement Re: Computation of Per-Share Earnings
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

                                                          Years ended December 31,
                                                      1995         1994          1993
                                                     -------      -------      -------
                                                   (In thousands except per share data)

Primary:

  Average Shares Outstanding                           6,835        6,652        6,641

  Net effect of dilutive stock
   options based on the treasury
   stock method using average
   market price                                           64           67           56
                                                     -------      -------      -------
    Total                                              6,899        6,719        6,697
                                                     =======      =======      =======
    Net Income                                       $13,074      $ 9,727      $ 5,007
                                                     =======      =======      =======
Per Share Amount                                     $  1.90(1)   $  1.45(1)   $  0.75
                                                     =======      =======      =======

Fully Diluted:

  Average Shares Outstanding                           6,835        6,652        6,641

  Net effect of dilutive stock
   options based on the Treasury
   Stock method using the period
   end market price, if higher
   than the average market price                          69           74           61

  Assumed conversion of 6.5%
   convertible subordinated
   debentures (59.27 shs./$1000)                       3,264        3,408          159
                                                     -------      -------      -------
      Total Outstanding                               10,168       10,134        6,861
                                                     =======      =======      =======
  Net Income:                                        $13,074      $ 9,727      $ 5,007

  Add 6.5% convertible subordinated
   debenture interest, net of
   federal tax effect:                                 2,333        2,467          115
                                                     -------      -------      -------
       Net Income                                    $15,407      $12,194      $ 5,122
                                                     =======      =======      =======
  Per Share Amount                                   $  1.52      $  1.20      $  0.75
                                                     =======      =======      =======

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(1) Primary per share amounts of $1.91 for 1995 and $1.46 for 1994 reported in the consolidated financial statements exclude the net effect of dilutive stock options as the aggregate dilution from these securities was immaterial (less than three percent of earnings per common share outstanding).